Exhibit 99.1

3756 Central Avenue	Contacts:
Riverside, CA 92506	Craig G. Blunden, CEO
(951) 686 – 6060	Donavon P. Ternes, COO, CFO

PROVIDENT FINANCIAL HOLDINGS
REPORTS FOURTH QUARTER EARNINGS

Net Interest Margin Expands by 12 Basis Points (Sequential Quarter)

Loans Originated For Sale Increase by 441%

Significant Increase in Gain on Sale of Loans

Capital Ratios Remain Significantly Above “Well-Capitalized” Regulatory Thresholds

Riverside, Calif. – July 30, 2009 – Provident Financial Holdings, Inc. (“Company”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. (“Bank”), today announced fourth quarter results for the fiscal year ended June 30, 2009.
            For the quarter ended June 30, 2009, the Company reported net income of $1.31 million, or $0.21 per diluted share (on 6.20 million average shares outstanding), compared to a net loss of $(1.75) million, or $(0.28) per diluted share (on 6.17 million average shares outstanding), in the comparable period a year ago.  The improvement in fourth quarter results was primarily attributable to an increase in non-interest income and a decrease in operating expenses, partly offset by an increase in the provision for loan losses.
“The favorable mortgage banking environment resulted in a meaningful improvement in our mortgage banking results and we are cautiously optimistic that the favorable environment will continue for the foreseeable future,” said Craig G. Blunden, Chairman, President and Chief Executive Officer of the Company.  “Nonetheless, elevated loan losses resulting from poor economic conditions will continue to require substantial resources, although, it is important to note, that the increase in non-performing assets during the fourth quarter of fiscal 2009 was significantly less than in recent prior quarters.  We will continue to monitor economic conditions and necessarily respond to further deterioration by bolstering our allowance for loan losses.”
As of June 30, 2009 the Bank exceeded all regulatory capital requirements and is deemed “well-capitalized” with Tangible Capital, Core Capital, Total Risk-Based Capital and Tier 1 Risk-Based Capital ratios of 6.88 percent, 6.88 percent, 13.05 percent and 11.78 percent, respectively.  As of June 30, 2008 these ratios were 7.19 percent, 7.19 percent, 12.25 percent and 10.99 percent, respectively.  For each period, the capital ratios were well above the minimum required ratios to be deemed “well-capitalized” (5.00 percent for Core Capital, 10.00 percent for Total Risk-Based Capital and 6.00 percent for Tier 1 Risk-Based Capital).
Return on average assets for the fourth quarter of fiscal 2009 was 0.33 percent, compared to negative (0.43) percent for the same period of fiscal 2008.  Return on average stockholders’ equity for the fourth quarter of fiscal 2009 was 4.51 percent, compared to negative (5.55) percent for the comparable period of fiscal 2008.
On a sequential quarter basis, fourth quarter results reflected net income of $1.31 million in comparison to a net loss of $(2.57) million in the third quarter of fiscal 2009.  The improvement was primarily attributable to a decrease in the provision for loan losses, a significant increase in non-interest income, an increase in net interest income and a decrease in operating expenses.  Diluted earnings per share improved $0.62, to $0.21 per share from a loss of $(0.41) per share in the third quarter of fiscal 2009.  Return on average assets improved to 0.33 percent for the fourth quarter of fiscal 2009 from negative (0.67) percent in the third quarter of fiscal 2009 and return on average equity for the fourth quarter of fiscal 2009 was 4.51 percent, compared to negative (8.69) percent for the third quarter of fiscal 2009.
For fiscal 2009, the net loss was $(7.44) million as compared to net income of $860,000 in fiscal 2008; and diluted earnings per share for fiscal 2009 decreased to a loss of $(1.20) from $0.14 in fiscal 2008.  Return on average assets for fiscal 2009 decreased to negative (0.47) percent from 0.05 percent in fiscal 2008.  Return on average stockholders’ equity for fiscal 2009 was negative (6.20) percent, compared to 0.68 percent in fiscal 2008.
Net interest income before provision for loan losses decreased slightly to $11.56 million in the fourth quarter of fiscal 2009 from $11.78 million for the same period in fiscal 2008.  Non-interest income increased substantially to $9.02 million in the fourth quarter of fiscal 2009 from $285,000 in the comparable period of fiscal 2008, reflecting an increase in the gain on sale of loans as a result of increased mortgage banking activity during the quarter, as described below.  Operating expense decreased $495,000, or six percent, to $7.43 million in the fourth quarter of fiscal 2009 from $7.92 million in the comparable period in fiscal 2008.
The average balance of loans outstanding decreased by $48.8 million, or three percent, to $1.37 billion in the fourth quarter of fiscal 2009 from $1.41 billion in the same quarter of fiscal 2008.  The managed decline in the loan balance is consistent with the

Company’s short-term strategy to curtail portfolio growth of multi-family, commercial real estate, construction and single-family mortgage loans held for investment and its goals of maintaining prudent capital ratios and reducing its credit risk profile in response to deteriorating economic conditions.  The average yield on loans receivable decreased by 33 basis points to 5.74 percent in the fourth quarter of fiscal 2009 from an average yield of 6.07 percent in the same quarter of fiscal 2008.  The decrease in the average loan yield was primarily attributable to accrued interest income reversals on non-accrual loans, loan payoffs of loans which had a higher average yield than the average yield of loans held for investment and adjustable rate loans re-pricing to lower interest rates.  Total loans originated for investment in the fourth quarter of fiscal 2009 were $8.7 million, consisting primarily of commercial real estate loans.  In the fourth quarter of fiscal 2008 total loans originated for investment were $30.1 million, which primarily consisted of single-family and multi-family loans.  The outstanding balance of “preferred loans” (multi-family, commercial real estate, construction and commercial business loans) decreased by $60.9 million, or 11 percent, to $508.7 million at June 30, 2009 from $569.6 million at June 30, 2008.  Outstanding construction loans, net of undisbursed loan funds, declined $20.8 million, or 83 percent, to $4.2 million at June 30, 2009 from $25.0 million at June 30, 2008.  The percentage of preferred loans to total loans held for investment at June 30, 2009 increased to 42 percent from 41 percent at June 30, 2008.  Loan principal payments received in the fourth quarter of fiscal 2009 were $40.6 million, compared to $66.4 million in the same quarter of fiscal 2008.
There was no dividend on the Federal Home Loan Bank (“FHLB”) – San Francisco stock in the fourth quarter of fiscal 2009 as compared to $502,000 in the same quarter last year.  Also, FHLB – San Francisco announced that they will not redeem excess capital stock on the next regularly scheduled repurchase date of July 31, 2009 as a result of their desire to strengthen their capital ratios.
Average deposits decreased by $58.6 million, or six percent, to $963.4 million and the average cost of deposits decreased by 97 basis points to 2.04 percent in the fourth quarter of fiscal 2009, compared to an average balance of $1.02 billion and an average cost of 3.01 percent in the same quarter last year.  Transaction account balances (core deposits) increased by $3.7 million, or one percent, to $352.4 million at June 30, 2009 from $348.7 million at June 30, 2008, primarily attributable to an increase in savings account balances.  Time deposits decreased by $26.8 million, or four percent, to $636.9 million at June 30, 2009 compared to $663.7 million at June 30, 2008.  The total time deposits at June 30, 2009 include brokered deposits of $19.6 million.  The Bank gathered brokered deposits in the fourth quarter of fiscal 2009 as part of the Bank’s liquidity and asset-liability management strategy.
The average balance of borrowings, which primarily consists of FHLB – San Francisco advances, increased $22.8 million, or five percent, to $501.5 million in the fourth quarter of fiscal 2009 while the average cost of advances decreased 11 basis points to 3.69 percent in the fourth quarter of fiscal 2009, compared to an average balance of $478.7 million and an average cost of 3.80 percent in the same quarter of fiscal 2008.  The decrease in the average cost of borrowings was primarily the result of the increased use of low cost short-term advances.  Interest rates on FHLB – San Francisco advances have fallen as a result of the unprecedented actions taken by the U.S. Treasury

Department and Federal Reserve to reduce interest rates in response to the global credit crisis.
The net interest margin during the fourth quarter of fiscal 2009 improved six basis points to 2.99 percent from 2.93 percent during the same quarter last year.  On a sequential quarter basis, the net interest margin in the fourth quarter of fiscal 2009 increased 12 basis points from 2.87 percent in the third quarter of fiscal 2009.
During the fourth quarter of fiscal 2009, the Company recorded a provision for loan losses of $12.86 million, compared to a provision for loan losses of $6.30 million during the same period of fiscal 2008, and a decline from the sequential third quarter of fiscal 2009 of $13.54 million.  The provision for loan losses in the fourth quarter of fiscal 2009 was primarily attributable to an increase in loan classification downgrades, including an increase in non-performing loans ($11.48 million loan loss provision) and an increase in the general loan loss allowance for loans held for investment ($2.46 million loan loss provision), partly offset by a decline in loans held for investment ($1.08 million loan loss provision recovery).  The general loan loss allowance was augmented to reflect the additional risk of loans held for investment resulting from the deteriorating general economic conditions in the U.S. such as higher unemployment rates, negative gross domestic product, declining real estate values and lower retail sales.
Non-performing assets, with underlying collateral primarily located in Southern California, increased to $88.3 million, or 5.59 percent of total assets, at June 30, 2009, compared to $32.5 million, or 1.99 percent of total assets, at June 30, 2008, and $81.0 million, or 5.18 percent of total assets, at March 31, 2009 (sequential quarter).  The non-performing assets at June 30, 2009 were primarily comprised of 190 single-family loans

($57.9 million); six multi-family loans ($4.9 million); seven commercial real estate loans ($2.7 million); 10 construction loans ($2.3 million, nine of which, or $250,000, are associated with the previously disclosed Coachella, California construction loan fraud); one undeveloped lot loan ($1.6 million); eight commercial business loans ($1.2 million); nine single-family loans repurchased from, or unable to sell to investors ($1.3 million); and real estate owned comprised of 63 single-family properties ($15.1 million), one developed lot ($852,000) and 16 undeveloped lots acquired in the settlement of loans ($420,000, fourteen of which, or $389,000, are associated with the Coachella, California construction loan fraud).  As of June 30, 2009, 43 percent, or $30.7 million of non-performing loans have a current payment status.  Net charge-offs for the quarter ended June 30, 2009 were $9.60 million or 2.81 percent of average loans receivable (annualized), compared to $3.14 million or 0.89 percent of average loans receivable (annualized) for the quarter ended June 30, 2008 and to $6.32 million or 1.94 percent of average loans receivable (annualized) in the quarter ended March 31, 2009 (sequential quarter).
Classified assets at June 30, 2009 were $116.1 million, comprised of $24.3 million in the special mention category, $75.4 million in the substandard category and $16.4 million in real estate owned.  Classified assets at June 30, 2008 were $68.6 million, consisting of $29.4 million in the special mention category, $29.8 million in the substandard category and $9.4 million in real estate owned.  Classified assets increased at June 30, 2009 from the June 30, 2008 level primarily as a result of additional loan classification downgrades.

    For the quarter ended June 30, 2009, 37 loans for $16.5 million were modified from their original terms, were re-underwritten and were identified in our asset quality reports as Restructured Loans.  As of June 30, 2009, the outstanding balance of Restructured Loans was $40.9 million:  31 are classified as pass, are not included in the classified asset totals described earlier and remain on accrual status ($10.8 million); one is classified as special mention and remains on accrual status ($328,000); and 78 are classified as substandard on non-accrual status ($29.8 million).  As of June 30, 2009, 83 percent, or $33.9 million of the Restructured Loans have a current payment status.
The allowance for loan losses was $45.4 million at June 30, 2009, or 3.75 percent of gross loans held for investment, compared to $19.9 million, or 1.43 percent of gross loans held for investment at June 30, 2008.  The allowance for loan losses at June 30, 2009 includes $25.3 million of specific loan loss reserves, compared to $6.5 million of specific loan loss reserves at June 30, 2008.  Management believes that, based on currently available information, the allowance for loan losses is sufficient to absorb potential losses inherent in loans held for investment.
The increase in non-interest income to $9.02 million in the fourth quarter of fiscal 2009 compared to $285,000 the same period of fiscal 2008 was primarily the result of an increase in the gain on sale of loans and a smaller loss on sale and operations of real estate owned acquired in the settlement of loans, partly offset by a decrease in loan servicing and other fees, a decrease in deposit fees and a decrease in other non-interest income.  The decrease in loan servicing and other fees was primarily attributable to lower loan prepayment fees; while the decrease in other non-interest income was primarily attributable to lower investment services fees.  The decrease in deposit fees was primarily a result of a decrease in returned check fees.
The gain on sale of loans increased to $8.3 million for the quarter ended June 30, 2009 from a loss of $(358,000) in the comparable quarter last year.  The average loan sale margin for mortgage banking was 133 basis points for the quarter ended June 30, 2009, compared to negative (32) basis points in the comparable quarter last year.  The gain on sale of loans for the fourth quarter of fiscal 2009 includes an unrealized gain of $1.88 million attributable to the election of the fair value option (i.e., Statement of Financial Accounting Standards No. 159) on loans held for sale that are originated for sale by Provident Bank Mortgage, the Bank’s mortgage banking division.  The gain on sale of loans for the fourth quarter of fiscal 2009 was partially reduced by a $735,000 recourse provision on loans sold that are subject to repurchase, compared to a $1.42 million recourse provision in the comparable quarter last year.  The mortgage banking environment has recently shown tremendous improvement as a result of the significant decline in mortgage interest rates but remains highly volatile as a result of the well-publicized deterioration of the single-family real estate market.
The volume of loans originated for sale increased $502.6 million, or 441 percent, to $616.6 million in the fourth quarter of fiscal 2009 from $114.0 million during the same period last year, the result of better liquidity in the secondary mortgage markets particularly in FHA/VA, Fannie Mae and Freddie Mac loan products and an increase in activity resulting from lower mortgage interest rates.  Total loans sold for the quarter ended June 30, 2009 were $587.9 million, up 464 percent from $104.3 million for the same quarter last year.  Total loan originations (including loans originated for investment and loans originated for sale) were $625.2 million in the fourth quarter of fiscal 2009, an increase of $481.2 million, or 334 percent, from $144.0 million in the same quarter of fiscal 2008.
Forty-seven real estate owned properties were sold for a net loss of $(18,000) in the quarter ended June 30, 2009 compared to 15 real estate owned properties sold for a net loss of $(462,000) in the same quarter last year.  During the fourth quarter of fiscal 2009, 54 real estate owned properties were acquired in the settlement of loans, compared to 29 real estate owned properties acquired in the settlement of loans in the comparable period last year.  As of June 30, 2009, the real estate owned balance was $16.4 million (80 properties), compared to $9.4 million (45 properties) at June 30, 2008.
The decrease in operating expense was primarily the result of a decrease in compensation, partly offset by increases in deposit insurance premiums and regulatory assessments and an increase in other operating expenses.  The lower compensation expense was primarily a result of a $2.63 million non-recurring, non-taxable expense recovery attributable to the implementation of the Employee Stock Ownership Plan (“ESOP”) voluntary self-correction measures.  On April 22, 2008, the Company submitted an application to the Internal Revenue Service (“IRS”) requesting that the IRS issue a determination that an operational failure identified by the Company will be fully and completely corrected contingent upon implementation of the corrective measures outlined in the application, that the ESOP will remain tax qualified, and that no enforcement action will be taken with respect to the operational failure.  The IRS approved the application as submitted and the Board of Directors ratified the corrective measures in April 2009, which were subsequently implemented.  The higher deposit insurance and regulatory assessments were primarily attributable to the estimated FDIC special assessment of $734,000 which is payable in September 2009.  The increase in other operating expenses was primarily attributable to higher expenses related to the increase in mortgage banking activity.
The Company’s efficiency ratio improved to 36 percent in the fourth quarter of fiscal 2009 from 66 percent in the fourth quarter of fiscal 2008.  The improvement was the net result of an increase in non-interest income and a decrease in non-interest expense, partly offset by a decrease in net interest income.
The Company’s estimated tax benefit is $1.02 million for the fourth quarter of fiscal 2009 in comparison to the estimated tax benefit of $409,000 in the same quarter last year.  The Company believes that the estimated tax benefit applied in the fourth quarter of fiscal 2009 reflects its current income tax obligations.
The Bank currently operates 14 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire).  Provident Bank Mortgage operates wholesale loan production offices in Pleasanton and Rancho Cucamonga, California and retail loan production offices in Glendora and Riverside, California.
The Company will host a conference call for institutional investors and bank analysts on Friday, July 31, 2009 at 9:00 a.m. (Pacific Time) to discuss its financial results.  The conference call can be accessed by dialing (800) 230-1085 and requesting the Provident Financial Holdings Earnings Release Conference Call.  An audio replay of the conference call will be available through Friday, August 7, 2009 by dialing (800) 475-6701 and referencing access code number 107040.

    For more financial information about the Company please visit the website at www.myprovident.com and click on the “Investor Relations” section.

Safe-Harbor Statement

This press release and the conference call noted above contain statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make.  Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially include, but are not limited to, the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, resulting in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Office of Thrift Supervision and our bank subsidiary by the Federal Deposit Insurance Corporation, the Office of Thrift Supervision or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses to write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; our ability to control operating costs and expenses; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; computer systems on which we depend could fail or experience a security breach, or the implementation of new technologies may not be successful; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business; adverse changes in the securities markets; the inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2008.

PROVIDENT FINANCIAL HOLDINGS, INC. Consolidated Statements of Financial Condition (Unaudited – Dollars In Thousands)
	June 30, 2009	June 30, 2008

Assets
Cash and due from banks	$56,903	$12,614
Federal funds sold	-	2,500
Cash and cash equivalents	56,903	15,114

Investment securities – available for sale at fair value	125,279	153,102
Loans held for investment, net of allowance for loan losses of
$45,445 and $19,898, respectively	1,165,529	1,368,137
Loans held for sale, at fair value	135,490	-
Loans held for sale, at lower of cost or market	10,555	28,461
Accrued interest receivable	6,158	7,273
Real estate owned, net	16,439	9,355
FHLB – San Francisco stock	33,023	32,125
Premises and equipment, net	6,348	6,513
Prepaid expenses and other assets	23,889	12,367

Total assets	$1,579,613	$1,632,447

Liabilities and Stockholders’ Equity
Liabilities:
Non interest-bearing deposits	$41,974	$48,056
Interest-bearing deposits	947,271	964,354
Total deposits	989,245	1,012,410

Borrowings	456,692	479,335
Accounts payable, accrued interest and other liabilities	18,766	16,722
Total liabilities	1,464,703	1,508,467

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-
Common stock, $.01 par value (15,000,000 shares authorized; 12,435,865 and 12,435,865 shares issued, respectively; 6,219,654 and 6,207,719 shares outstanding, respectively)

	124	124
Additional paid-in capital	72,709	75,164
Retained earnings	134,620	143,053
Treasury stock at cost (6,216,211 and 6,228,146 shares, respectively)
	(93,942)	(94,798)
Unearned stock compensation	(473)	(102)
Accumulated other comprehensive income, net of tax	1,872	539

Total stockholders’ equity	114,910	123,980

Total liabilities and stockholders’ equity	$1,579,613	$1,632,447

PROVIDENT FINANCIAL HOLDINGS, INC. Consolidated Statements of Financial Condition – Sequential Quarter (Unaudited – Dollars In Thousands)
	June 30, 2009	March 31, 2009

Assets
Cash and due from banks	$56,903	$12,254
Investment securities – available for sale at fair value	125,279	137,178
Loans held for investment, net of allowance for loan losses of
$45,445 and $42,178, respectively	1,165,529	1,213,368
Loans held for sale, at fair value	135,490	-
Loans held for sale, at lower of cost or market	10,555	116,098
Accrued interest receivable	6,158	6,162
Real estate owned, net	16,439	13,861
FHLB – San Francisco stock	33,023	32,929
Premises and equipment, net	6,348	6,461
Prepaid expenses and other assets	23,889	24,657

Total assets	$1,579,613	$1,562,968

Liabilities and Stockholders’ Equity
Liabilities:
Non interest-bearing deposits	$41,974	$44,718
Interest-bearing deposits	947,271	903,229
Total deposits	989,245	947,947

Borrowings	456,692	477,903
Accounts payable, accrued interest and other liabilities	18,766	20,926
Total liabilities	1,464,703	1,446,776

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-
Common stock, $.01 par value (15,000,000 shares authorized; 12,435,865 and 12,435,865 shares issued, respectively; 6,219,654 and 6,219,654 shares outstanding, respectively)

	124	124
Additional paid-in capital	72,709	75,252
Retained earnings	134,620	133,494
Treasury stock at cost (6,216,211 and 6,216,211 shares, respectively)
	(93,942)	(93,942)
Unearned stock compensation	(473)	-
Accumulated other comprehensive income, net of tax	1,872	1,264

Total stockholders’ equity	114,910	116,192

Total liabilities and stockholders’ equity	$1,579,613	$1,562,968

PROVIDENT FINANCIAL HOLDINGS, INC. Consolidated Statements of Operations (Unaudited - In Thousands, Except Earnings (Loss) Per Share)
	Quarter Ended June 30,		Fiscal Year Ended June 30,

	2009	2008	2009	2008
Interest income:
Loans receivable, net	$ 19,598	$ 21,481	$ 78,754	$ 86,340
Investment securities	1,477	1,962	6,821	7,567
FHLB – San Francisco stock	-	502	324	1,822
Interest-earning deposits	9	2	25	20
Total interest income	21,084	23,947	85,924	95,749

Interest expense:
Checking and money market deposits	309	332	1,223	1,607
Savings deposits	508	580	2,096	2,896
Time deposits	4,085	6,734	20,132	30,073
Borrowings	4,619	4,525	18,705	19,737
Total interest expense	9,521	12,171	42,156	54,313

Net interest income, before provision for loan losses	11,563	11,776	43,768	41,436
Provision for loan losses	12,863	6,299	48,672	13,108
Net interest (expense) income, after provision for loan losses	(1,300)	5,477	(4,904)	28,328

Non-interest income:
Loan servicing and other fees	264	422	869	1,776
Gain (loss) on sale of loans, net	8,279	(358)	16,971	1,004
Deposit account fees	680	743	2,899	2,954
Gain on sale of investment securities	-	-	356	-
Loss on sale and operations of real estate owned acquired in the settlement of loans	(631)	(995)	(2,469)	(2,683)
Other	430	473	1,583	2,160
Total non-interest income	9,022	285	20,209	5,211

Non-interest expense:
Salaries and employee benefits	3,194	4,532	17,369	18,994
Premises and occupancy	749	647	2,878	2,830
Equipment	424	382	1,521	1,552
Professional expenses	379	457	1,365	1,573
Sales and marketing expenses	116	109	509	524
Deposit insurance and regulatory assessments .	1,174	462	2,187	804
Other	1,393	1,335	4,151	4,034
Total non-interest expense	7,429	7,924	29,980	30,311

Income (loss) before taxes	293	(2,162)	(14,675)	3,228
(Benefit) provision for income taxes	(1,020)	(409)	(7,236)	2,368
Net income (loss)	$ 1,313	$ (1,753)	$ (7,439)	$ 860

Basic earnings (loss) per share	$ 0.21	$ (0.28)	$ (1.20)	$ 0.14
Diluted earnings (loss) per share	$ 0.21	$ (0.28)	$ (1.20)	$ 0.14
Cash dividends per share	$ 0.03	$ 0.10	$ 0.16	$ 0.64

PROVIDENT FINANCIAL HOLDINGS, INC. Consolidated Statements of Operations – Sequential Quarter (Unaudited – In Thousands, Except Earnings (Loss) Per Share)
	Quarter Ended
	June 30,	March 31,
	2009	2009
Interest income:
Loans receivable, net	$ 19,598	$ 18,850
Investment securities	1,477	1,635
Interest-earning deposits	9	6
Total interest income	21,084	20,491

Interest expense:
Checking and money market deposits	309	282
Savings deposits	508	484
Time deposits	4,085	4,479
Borrowings	4,619	4,575
Total interest expense	9,521	9,820

Net interest income, before provision for loan losses	11,563	10,671
Provision for loan losses	12,863	13,541
Net interest expense, after provision for loan losses	(1,300)	(2,870)

Non-interest income:
Loan servicing and other fees	264	91
Gain on sale of loans, net	8,279	6,107
Deposit account fees	680	684
Loss on sale and operations of real estate owned acquired in the settlement of loans, net	(631)	(952)
Other	430	457
Total non-interest income	9,022	6,387

Non-interest expense:
Salaries and employee benefits	3,194	5,025
Premises and occupancy	749	695
Equipment	424	340
Professional expenses	379	294
Sales and marketing expenses	116	93
Deposit insurance premiums and regulatory assessments	1,174	403
Other	1,393	1,098
Total non-interest expense	7,429	7,948

Income (loss) before taxes	293	(4,431)
Benefit for income taxes	(1,020)	(1,861)
Net income (loss)	$ 1,313	$ (2,570)

Basic earnings (loss) per share	$ 0.21	$ (0.41)
Diluted earnings (loss) per share	$ 0.21	$ (0.41)
Cash dividends per share	$ 0.03	$ 0.03

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands, Except Share Information )
	Quarter Ended June 30,		Fiscal Year Ended June 30,
	2009	2008	2009	2008
SELECTED FINANCIAL RATIOS:
Return (loss) on average assets	0.33%	(0.43)%	(0.47)%	0.05%
Return (loss) on average stockholders’ equity	4.51%	(5.55)%	(6.20)%	0.68%
Stockholders’ equity to total assets	7.27%	7.59%	7.27%	7.59%
Net interest spread	2.84%	2.70%	2.68%	2.36%
Net interest margin	2.99%	2.93%	2.86%	2.61%
Efficiency ratio	36.09%	65.70%	46.86%	64.98%
Average interest-earning assets to average
interest-bearing liabilities	105.61%	107.14%	106.62%	107.35%

SELECTED FINANCIAL DATA:
Basic earnings (loss) per share	$ 0.21	$ (0.28)	$ (1.20)	$ 0.14
Diluted earnings (loss) per share	$ 0.21	$ (0.28)	$ (1.20)	$ 0.14
Book value per share	$ 18.48	$ 19.97	$ 18.48	$ 19.97
Shares used for basic EPS computation	6,203,769	6,167,125	6,201,978	6,171,480
Shares used for diluted EPS computation	6,203,769	6,167,125	6,201,978	6,214,425
Total shares issued and outstanding	6,219,654	6,207,719	6,219,654	6,207,719

LOANS ORIGINATED FOR SALE:
Retail originations	$ 92,556	$ 40,145	$ 259,348	$ 135,470
Wholesale originations	524,023	73,809	1,058,275	263,256
Total loans originated for sale	$ 616,579	$ 113,954	$ 1,317,623	$ 398,726

LOANS SOLD:
Servicing released	$ 587,932	$ 104,291	$ 1,204,492	$ 368,925
Servicing retained	-	-	193	4,534
Total loans sold	$ 587,932	$ 104,291	$ 1,204,685	$ 373,459

	As of	As of	As of	As of
	06/30/09	03/31/09	12/31/08	09/30/08
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Non-performing loans to loans held for investment, net	6.16%	5.53%	3.62%	2.70%
Non-performing assets to total assets	5.59%	5.18%	3.67%	2.80%
Allowance for loan losses to non-performing loans	63.28%	62.82%	76.24%	62.99%
Allowance for loan losses to gross loans held for
investment	3.75%	3.36%	2.69%	1.67%
Net charge-offs to average loans receivable (annualized)	2.81%	1.94%	1.24%	0.90%
Non-performing loans	$ 71,818	$ 67,137	$ 45,848	$ 35,749
Loans 30 to 89 days delinquent	$ 9,606	$ 10,823	$ 9,021	$ 6,182

REGULATORY CAPITAL RATIOS:
Tangible equity ratio	6.88%	7.06%	7.25%	7.42%
Core capital ratio	6.88%	7.06%	7.25%	7.42%
Total risk-based capital ratio	13.05%	12.68%	12.88%	12.96%
Tier 1 risk-based capital ratio	11.78%	11.42%	11.63%	11.71%

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited)
(Dollars in Thousands)	As of June 30,
	2009		2008
INVESTMENT SECURITIES:	Balance	Rate	Balance	Rate
Available for sale (at fair value):
U.S. government sponsored enterprise debt securities	$ 5,353	4.00%	$ 5,111	4.00%
U.S. government agency MBS	74,064	4.84	90,938	5.09
U.S. government sponsored enterprise MBS	44,436	4.88	54,254	5.38
Private issue collateralized mortgage obligations	1,426	3.05	2,225	4.77
Freddie Mac common stock	-		98
Fannie Mae common stock	-		8
Other common stock	-		468
Total investment securities available for sale	$ 125,279	4.80%	$ 153,102	5.13%

LOANS HELD FOR INVESTMENT:
Single-family (1 to 4 units)	$ 694,354	5.74%	$ 808,836	5.95%
Multi-family (5 or more units)	372,623	6.23	399,733	6.45
Commercial real estate	122,697	6.90	136,176	6.95
Construction	4,513	7.47	32,907	8.59
Commercial business	9,183	6.98	8,633	6.87
Consumer	1,151	7.27	625	9.84
Other	2,513	6.35	3,728	8.67
Total loans held for investment	1,207,034	6.03%	1,390,638	6.27%

Undisbursed loan funds	(305)		(7,864)
Deferred loan costs	4,245		5,261
Allowance for loan losses	(45,445)		(19,898)
Total loans held for investment, net	$1,165,529		$1,368,137

Purchased loans serviced by others included above	$ 125,364	5.91%	$ 146,514	6.56%

DEPOSITS:
Checking accounts – non interest-bearing	$ 41,974	-%	$ 48,056	-%
Checking accounts – interest-bearing	128,395	0.70	122,065	0.63
Savings accounts	156,307	1.30	144,883	1.61
Money market accounts	25,704	1.45	33,675	1.93
Time deposits	636,865	2.60	663,731	3.93
Total deposits	$ 989,245	2.01%	$1,012,410	2.95%

Brokered deposits included above	$ 19,612	2.78%	$ -	-%

Note:  The interest rate or yield/cost described in the rate or yield/cost column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited – Dollars in Thousands)
	As of June 30,
	2009		2008
	Balance	Rate	Balance	Rate
BORROWINGS:
Overnight	$ -	-%	$ 32,600	3.12%
Six months or less	65,000	3.84	95,000	2.55
Over six to twelve months	47,000	3.38	15,000	3.33
Over one to two years	148,000	4.33	112,000	3.87
Over two to three years	90,000	3.85	128,000	4.62
Over three to four years	20,000	3.39	65,000	4.41
Over four to five years	70,000	3.69	20,000	3.39
Over five years	16,692	3.26	11,735	4.64
Total borrowings	$ 456,692	3.89%	$ 479,335	3.81%

	Quarter Ended		Fiscal Year Ended
	June 30,		June 30,
	2009	2008	2009	2008
SELECTED AVERAGE BALANCE SHEETS:	Balance	Balance	Balance	Balance

Loans receivable, net (1)	$ 1,366,004	$ 1,414,780	$ 1,342,632	$ 1,397,877
Investment securities	132,608	160,612	144,621	155,509
FHLB – San Francisco stock	32,985	31,910	32,765	32,271
Interest-earning deposits	15,491	513	9,998	588
Total interest-earning assets	$ 1,547,088	$ 1,607,815	$ 1,530,016	$ 1,586,245

Deposits	$ 963,377	$ 1,022,007	$ 955,731	$ 1,012,138
Borrowings	501,522	478,660	479,275	465,536
Total interest-bearing liabilities	$ 1,464,899	$ 1,500,667	$ 1,435,006	$ 1,477,674

	Quarter Ended		Fiscal Year Ended
	June 30,		June 30,
	2009	2008	2009	2008
	Yield/Cost	Yield/Cost	Yield/Cost	Yield/Cost

Loans receivable, net (1)	5.74%	6.07%	5.87%	6.18%
Investment securities	4.46%	4.89%	4.72%	4.87%
FHLB – San Francisco stock	-	6.29%	0.99%	5.65%
Interest-earning deposits	0.23%	1.56%	0.25%	3.40%
Total interest-earning assets	5.45%	5.96%	5.62%	6.04%

Deposits	2.04%	3.01%	2.45%	3.42%
Borrowings	3.69%	3.80%	3.90%	4.24%
Total interest-bearing liabilities	2.61%	3.26%	2.94%	3.68%

(1)	Includes loans held for investment, loans held for sale and receivable from sale of loans, net of allowance for loan losses.

Note:  The interest rate or yield/cost described in the rate or yield/cost column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC. Asset Quality (Unaudited – Dollars in Thousands)
	As of	As of	As of	As of
	06/30/09	03/31/09	12/31/08	09/30/08
Loans on non-accrual status:
Mortgage loans:
Single-family	$ 35,434	$ 38,700	$ 30,044	$ 22,803
Multi-family	4,930	4,076	1,112	4,694
Commercial real estate	1,255	2,168	1,520	572
Construction	250	263	263	472
Commercial business loans	198	3	115	-
Other loans	-	1,000	1,032	64
Total	42,067	46,210	34,086	28,605

Accruing loans past due 90 days or more:	-	-	-	-
Total	-	-	-	-

Restructured loans on non-accrual status:
Mortgage loans:
Single-family	23,695	18,734	9,725	4,818
Commercial real estate	1,406	-	-	-
Construction	2,037	2,037	2,037	2,326
Commercial business loans	1,048	156	-	-
Other loans	1,565	-	-	-
Total	29,751	20,927	11,762	7,144

Total non-performing loans	71,818	67,137	45,848	35,749

Real estate owned, net	16,439	13,861	11,115	8,927
Total non-performing assets	$ 88,257	$ 80,998	$ 56,963	$ 44,676

Restructured loans on accrual status:
Mortgage loans:
Single-family	$ 10,880	$ 7,066	$ 7,569	$ 8,113
Other loans	240	240	267	267
Total	$ 11,120	$ 7,306	$ 7,836	$ 8,380